For more information contact: Investor Relations Markel Corporation investorrelations@markel.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2020 FINANCIAL RESULTS

Richmond, VA, February 2, 2021 --- Markel Corporation (NYSE: MKL) today reported its financial results for the year ended December 31, 2020.

The following tables present summary financial data for 2020 and 2019.

	Years Ended December 31,
(in thousands, except per share amounts)	2020	2019
Earned premiums	$5,612,205	$5,049,793
Markel Ventures operating revenues	$2,794,959	$2,055,020
Net investment gains	$617,979	$1,601,722
Comprehensive income to shareholders	$1,191,634	$2,093,888
Diluted net income per common share	$55.63	$129.07
Combined Ratio	98%	94%

(in thousands, except per share amounts)	December 31, 2020	December 31, 2019
Book value per common share outstanding	$885.13	$802.59
Common shares outstanding	13,783	13,794

"Our insurance operations delivered an underwriting profit for 2020 in the face of significant losses attributable to the global pandemic and the unusually high number of natural catastrophes as we benefited from capturing meaningful rate increases and new business in targeted growth areas globally, while exercising strong expense discipline," commented Thomas S. Gayner and Richard R. Whitt, Co-Chief Executive Officers. "Encouragingly, for the fourth quarter, we reported an 89% combined ratio, which included four points of pandemic and catastrophe-related losses. Markel Ventures also saw strong top and bottom line performance amid challenging economic conditions and we achieved solid investment returns despite volatile market conditions and historically low interest rates."

"We are grateful and amazed by how our employees responded to the global pandemic and continued to serve the needs of our customers, trading partners, shareholders and each other," Gayner and Whitt continued. "Markel enters 2021 well positioned to continue the momentum of our excellent fourth quarter. We will help our customers navigate continued near-term economic uncertainties and cautiously look forward to greater opportunities as economies around the world recover."

We believe our financial performance is most meaningfully measured over longer periods of time, which tends to mitigate the effects of short-term volatility and also aligns with the longer-term perspective we apply to operating our businesses. We generally use five-year periods to measure ourselves. Over the five-year period ended December 31, 2020, the compound annual growth in book value per common share outstanding was 10%. Over the five-year period ended December 31, 2020, our share price increased at a compound annual rate of 3%.

Results of Operations

A summary of the results of operations attributable to our underwriting, investing, Markel Ventures, insurance-linked securities and program services operations, is included below.

Underwriting Results

The following table presents selected data from our underwriting operations.

	Years Ended December 31,
(dollars in thousands)	2020	2019
Earned premiums	$5,612,205	$5,049,793
Losses and loss adjustment expenses	$3,466,961	$2,891,190
Underwriting, acquisition and insurance expenses	$2,017,627	$1,878,093
Underwriting profit	$127,617	$280,510
Consolidated Combined Ratio	98%	94%

Combined Ratio

Our consolidated combined ratio for 2020 included $360.4 million, or six points, of underwriting loss attributed to COVID-19 and $168.9 million, or three points, of underwriting loss attributed to natural catastrophes compared to $100.4 million, or two points, of catastrophe losses in 2019. Excluding the impacts of COVID-19 and catastrophe losses, our combined ratio improved due to a three point improvement in our attritional loss ratio and a one point reduction in our expense ratio arising from improved performance within our Insurance segment in 2020 compared to 2019.

Our COVID-19 underwriting losses are primarily attributed to business written within our international insurance operations and are primarily associated with coverages for event cancellation and business interruption losses in policies where no specific pandemic exclusions exist.

Catastrophe losses in 2020 were attributed to Hurricanes Isaias, Laura, Sally, Delta and Zeta, as well as wildfires in the western U.S. and the derecho in Iowa (2020 Catastrophes). Catastrophe losses in 2019 were attributed to Hurricane Dorian and Typhoons Faxai and Hagibis (2019 Catastrophes).

Insurance Segment

The combined ratio for the Insurance segment in 2020 was 96% (including six points for underwriting losses attributed to COVID-19 and three points for underwriting losses on the 2020 Catastrophes) compared to 93% in 2019.

The increase in the combined ratio was driven by the impact of losses attributed to COVID-19 in 2020 and higher catastrophe losses in 2020 compared to 2019, partially offset by a lower attritional loss ratio and a lower expense ratio in 2020 compared to 2019. Higher earned premiums in 2020 compared to 2019 had a favorable impact on our expense ratio while reducing the benefit of the prior accident years' loss ratio.

•Excluding the impact of losses attributed to COVID-19 and the 2020 and 2019 Catastrophes, the current accident year loss ratio decreased primarily due to lower attritional loss ratios on our property and professional liability product lines due to lower attritional losses as well as a benefit from improved pricing in 2020. We also experienced lower attritional losses on our marine and energy product lines in 2020, primarily due to changes in the mix of business.
•The Insurance segment's 2020 combined ratio included $554.6 million of favorable development on prior years' loss reserves compared to $462.1 million in 2019. The increase in favorable development was primarily due to more favorable development on our professional liability product lines in 2020 compared to 2019 and favorable development on our property product lines in 2020 compared to adverse development in 2019. These favorable changes were partially offset by less favorable development on our general liability product lines in 2020 compared to 2019. In 2020 and 2019, favorable development was most significant on our general liability, professional liability, workers' compensation and marine and energy product lines.
•The decrease in the expense ratio in 2020 was primarily due to the favorable impact of higher earned premiums in 2020 while maintaining consistent levels of controllable expenses with 2019.

Reinsurance Segment

The combined ratio for the Reinsurance segment was 104% in both 2020 and 2019. In 2020, the Reinsurance segment combined ratio included seven points for underwriting losses attributed to COVID-19 and five points for underwriting losses on the 2020 Catastrophes. In 2019, the Reinsurance segment combined ratio included 10 points for underwriting losses on the 2019 Catastrophes.

Excluding the impact of COVID-19 and catastrophe losses, the combined ratio decreased in 2020 due to a lower attritional loss ratio, partially offset by the impact of less favorable development on prior accident years' loss reserves.

•Excluding the impact of losses attributed to COVID-19 and the 2020 and 2019 Catastrophes, the current accident year loss ratio decreased primarily due to fewer large loss events across several product lines in 2020 compared to 2019, most notably on our property product lines.
•The Reinsurance segment's 2020 combined ratio included $51.8 million of favorable development on prior years' loss reserves compared to $64.8 million in 2019. The decrease in favorable development was primarily due to more adverse development on our public entity product lines in 2020, as well as less favorable development on our whole account product line in 2020 compared to 2019. These unfavorable changes were partially offset by more favorable development on our property product lines in 2020 compared to 2019. In 2020, favorable development was most significant on our property product lines. In 2020 we also recognized additional exposure related to net favorable premium adjustments along with adverse development on certain of our professional liability product lines. The favorable development on prior years' loss reserves in 2019 was most significant on our property and whole account product lines.

Premiums

	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2020	2019	2020	2019
Insurance	$6,029,024	$5,320,253	$4,688,448	$4,144,073
Reinsurance	1,130,923	1,114,153	929,348	903,587
Other underwriting	58	(79)	(170)	581
Total Underwriting	7,160,005	6,434,327	5,617,626	5,048,241
Program services and other	2,106,660	2,345,644	(5,421)	1,552
Total	$9,266,665	$8,779,971	$5,612,205	$5,049,793

Gross Premium Volume

Gross premium volume in our underwriting operations increased 11% in 2020, primarily due to an increase in gross premium volume in our Insurance segment. Also impacting consolidated gross premium volume were gross premiums written through our program services business and other fronting arrangements, which decreased 10% in 2020. The decrease in gross premium volume in our program services business was driven by the run-off of one large program and the cancellation of an in-force book of policies related to another large program. Substantially all gross premiums from our program services business and other fronting arrangements were ceded to third parties in 2020 and 2019. See "Other Operations" for further discussion on gross premiums from our program services operations.

Gross premium volume in our Insurance segment increased 13% in 2020, primarily driven by new business and more favorable rates within our professional liability, general liability, personal lines and marine and energy product lines.

Gross premium volume in our Reinsurance segment increased 2% in 2020, driven by higher gross premiums within our professional liability and general liability product lines, partially offset by lower gross premiums within our credit and surety product lines. Higher gross premiums within our professional liability product lines were primarily due to increased exposures and improved pricing on renewals, as well as new business. Higher gross premiums within our general liability product lines were primarily due to new business, partially offset by decreased exposures on renewals. Lower gross premiums within our credit and surety product lines in 2020 were primarily due to unfavorable premium adjustments. Significant variability in gross premium volume can be expected in our Reinsurance segment due to individually significant contracts and multi-year contracts.

Net Retention

Net retention of gross premium volume for our underwriting operations was 83% in 2020 and 84% in 2019. The decrease in net retention in 2020 was driven by our Insurance segment, due in part to a new quota share agreement to fully cede premiums on a program that was put into run-off in 2020. Within our underwriting operations, we purchase reinsurance and retrocessional reinsurance in order to manage our net retention on individual risks and overall exposure to losses, and enable us to write policies with sufficient limits to meet policyholder needs.

In late 2020, we decided to discontinue writing catastrophe-exposed property reinsurance within our Reinsurance segment on a risk-bearing basis, and beginning January 1, 2021, any such business will either be written directly by, or ceded to, our Nephila insurance-linked securities (ILS) operations to be placed with third party capital to the extent it fits the ILS investors’ risk profile. For the year ended December 31, 2020, gross and net written premiums for this business were $221.2 million and $125.2 million, respectively.

Earned Premiums

Earned premiums increased 11% in 2020, primarily due to the increase in gross premium volume within our Insurance segment on our professional liability and general liability product lines, as described above.

Investing Results

We measure investing results by our net investment income and net investment gains as well as our taxable equivalent total investment return. The following table summarizes our investment performance.

	Years Ended December 31,
(dollars in thousands)	2020	2019
Net investment income	$371,830	$451,888
Net investment gains	$617,979	$1,601,722
Change in net unrealized investment gains on available-for-sale investments (1)	$442,089	$381,890
Investment yield (2)	2.4%	3.0%
Taxable equivalent total investment return, before foreign currency effect	8.6%	14.4%
Taxable equivalent total investment return	9.4%	14.6%
Invested assets, end of year	$24,926,592	$22,258,265
(1)The increase in net unrealized gains on available-for-sale securities was net of an adjustment related to our life and annuity benefit reserves of $68.2 million and $51.4 million for the years ended December 31, 2020 and 2019, respectively.
(2)Investment yield reflects net investment income as a percentage of monthly average invested assets at amortized cost.

See Supplemental Financial Information below for a reconciliation of investment yield to taxable equivalent total investment return.

The decrease in net investment income in 2020 was driven primarily by the impact of lower short-term interest rates on short-term investment income. We also earned lower interest income on our fixed maturity investment portfolio due to lower average holdings of fixed maturity securities during 2020 compared to 2019 and a lower yield, as fixed maturity securities purchased in 2020 had lower interest rates than securities that matured or were called or sold in 2020.

Net investment gains in both 2020 and 2019 were primarily attributable to an increase in the fair value of equity securities. Net investment gains for 2020 reflected significant market volatility experienced during the year. The impact of significant declines in the fair value of our equity portfolio in the first quarter of 2020, driven by unfavorable market value movements resulting from the onset of the COVID-19 pandemic, were more than offset by increases in the fair value of our equity portfolio over the last three quarters.

Markel Ventures

Our Markel Ventures segment includes a diverse portfolio of businesses from different industries that offer various types of products and services to businesses and consumers. In April 2020, we acquired a controlling interest in Lansing Building Products, LLC, a supplier of exterior building products and materials to professional contractors throughout the U.S., which simultaneously acquired the distribution business of Harvey Building Products to enhance its geographic reach and scale (together, Lansing). The following table summarizes the results from our Markel Ventures segment.

	Years Ended December 31,
(dollars in thousands)	2020	2019
Operating revenues	$2,794,959	$2,055,020
Operating income	$254,078	$168,417
EBITDA	$366,934	$263,944
Net income to shareholders	$145,449	$92,901

See Supplemental Financial Information below for a reconciliation of Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

Operating revenues from our Markel Ventures segment increased in 2020 due to the contribution of revenues from Lansing, which was acquired in April 2020, and VSC Fire & Security, Inc. (VSC), which was acquired in November 2019. Operating revenues in 2020 attributable to these acquisitions totaled $915.7 million. Excluding the contributions of Lansing and VSC in 2020, operating revenues from our other Markel Ventures businesses decreased in 2020, primarily due to lower sales volumes at our transportation-related and equipment manufacturing businesses due in part to impacts attributable to the economic and social disruption caused by the COVID-19 pandemic. These decreases were partially offset by the impact of higher sales volumes at one of our consumer and building products businesses in 2020 compared to 2019.

Operating income and EBITDA from our Markel Ventures segment increased in 2020 due in part to the acquisitions of Lansing and VSC, as well as higher sales volumes at one of our consumer and building products businesses, as described above. The increase in operating income and EBITDA in 2020 was also due to a loss recognized in 2019 related to the disposition of certain components of one of our equipment manufacturing businesses. These increases were partially offset by the impact of lower operating revenues at our transportation-related businesses, as described above.

Net income to shareholders from our Markel Ventures segment increased in 2020, primarily due to higher operating income, partially offset by higher interest expense and income tax expense.

Other Operations

The following table presents the components of operating revenues and operating expenses that are not included in a reportable segment.

	Years Ended December 31,
	2020			2019
(dollars in thousands)	Services and other revenues	Services and other expenses	Amortization of intangible assets	Services and other revenues	Services and other expenses	Amortization of intangible assets
Other operations:
Insurance-linked securities	$212,307	$231,473	$38,447	$225,604	$217,412	$43,360
Program services	104,171	20,427	20,937	108,813	19,556	20,938
Life and annuity	1,233	17,713	—	1,507	21,062	—
Other	20,627	17,896	5,453	32,580	28,264	2,700
	338,338	287,509	64,837	368,504	286,294	66,998
Underwriting operations			41,906			39,667
Total	$338,338	$287,509	$106,743	$368,504	$286,294	$106,665

Insurance-Linked Securities

The decrease in operating revenues in our insurance-linked securities operations in 2020 was driven by lower revenues from our Markel CATCo operations, which are in run-off, primarily due to lower assets under management during 2020 compared to 2019 and a further reduction in the management fee rate in 2020. This decrease was partially offset by higher revenues from our Nephila operations. Higher revenues from our Nephila operations in 2020 were due to growth in our managing general agent operations, partially offset by lower investment management fees as a result of lower assets under management.

Nephila's net assets under management were $9.6 billion and $10.4 billion as of December 31, 2020 and 2019, respectively. Our Markel CATCo operations had net assets under management of $1.0 billion and $2.8 billion as of December 31, 2020 and 2019, respectively.

The increase in services and other expenses in our insurance-linked securities operations in 2020 was primarily due to an increase in expenses at our Nephila operations due to growth in our managing general agent operations in 2020, partially offset by a favorable impact from acquisition-related costs in 2019 that did not recur in 2020. Services and other expenses at our Markel CATCo operations in 2020 were consistent with 2019 as expenses associated with a legal settlement in 2020 were offset by lower professional fees and general operating expenses in 2020, as these operations are in run-off. Services and other expenses for both periods also reflect start-up costs associated with our new retrocessional insurance-linked securities fund manager, Lodgepine.

Program Services

The decrease in operating revenues in our program services operations in 2020 compared to 2019 was primarily due to lower gross premium volume. Gross premiums in our program services operations were $2.1 billion and $2.3 billion for the years ended December 31, 2020 and 2019, respectively. The decrease in gross premium volume was driven by the run-off of one large program and the cancellation of an in-force book of policies related to another large program resulting in a one-time unfavorable premium adjustment of $55.0 million associated with the return of unearned premium in 2020. These decreases were partially offset by gross written premiums from new programs added in 2020.

Income Taxes

The effective tax rate was 17% in 2020 compared to 21% in 2019. The effective tax rate for 2020 differs from the effective tax rate for 2019 and the statutory rate of 21% primarily due to a tax benefit that was recognized in 2020 for accumulated losses on certain investments we sold that were not previously deductible.

Financial Condition

Investments, cash and cash equivalents and restricted cash and cash equivalents (invested assets) were $24.9 billion at December 31, 2020 compared to $22.3 billion at December 31, 2019. The increase was primarily attributable to cash provided by operating activities of $1.7 billion in 2020. Net cash provided by operating activities increased from $1.3 billion in 2019, primarily due to higher net premium collections in our Insurance segment in 2020.

At December 31, 2020, our holding company held $4.1 billion of invested assets compared to $4.0 billion of invested assets at December 31, 2019. The increase in holding company invested assets was primarily due to the proceeds from our preferred shares offering and dividends from our subsidiaries, offset by cash used in connection with the acquisition of Lansing.

Cautionary Disclosures about COVID-19 and Catastrophe Loss Reserves

Our losses and loss adjustment expenses attributed to COVID-19 were primarily attributed to business written within our international insurance operations and were primarily associated with coverages for event cancellation and business interruption losses in policies where no specific pandemic exclusions exist. There are no recent historical events with similar characteristics to COVID-19, and therefore we have no past loss experience on which to base our estimates. Additionally, the economic and social impacts of the pandemic continue to evolve. Due to the inherent uncertainty associated with the assumptions surrounding the COVID-19 pandemic, these estimates are subject to a wide range of variability.

Our estimates for these losses and loss adjustment expenses represent our best estimates as of December 31, 2020 based upon information currently available. These estimates are based on reported claims, detailed policy level reviews and reviews of in-force assumed reinsurance contracts for potential exposures, as well as analysis of coverage provided by our ceded reinsurance contracts and analysis provided by our brokers and claims counsel. We also considered the results of recent judicial rulings. However, assumptions about coverage, liability and reinsurance continue to be subject to on-going judicial review and may be subject to further government action. Additionally, we have begun to see significant litigation involved in the handling of business interruption claims associated with COVID-19, and in certain instances, assessing the validity of policy exclusions for pandemics and interpreting policy terms to determine coverage for pandemics, which are also in the process of being tested in various judicial systems. While we believe our net reserves for losses and loss adjustment expenses for COVID-19 as of December 31, 2020 are adequate based on information available at this time, we continue to closely monitor reported claims, government actions, judicial decisions and changes in the levels of worldwide social disruption and economic activity arising from the pandemic and will adjust our estimates of gross and net losses as new information becomes available. Such adjustments to our reserves for COVID-19 losses and loss adjustment expenses may be material to our results of operations, financial condition and cash flows.

We are also exposed to losses indirectly related to the COVID-19 pandemic and associated with a broader range of coverages, including coverages within our trade credit, professional liability and workers' compensation product lines, among others, as well as our reinsurance product lines. Our net losses and loss adjustment expenses in 2020 included $15.0 million of net losses and loss adjustment expenses in our trade credit product line within our Insurance segment related to losses that were indirectly attributable to the pandemic. We do not believe any other significant indirect losses attributable to COVID-19 have been incurred.

The net losses and loss adjustment expenses on the 2020 Catastrophes as of December 31, 2020 represent our best estimates based upon information currently available. Our estimates for these losses are based on claims received to date, detailed policy and reinsurance contract level reviews, preliminary industry loss estimates and output from both industry and proprietary models. Given the number of events comprising the 2020 Catastrophes, and in certain instances, the limited claims activity thus far, these estimates are still dependent on broad assumptions about coverage, liability and reinsurance and are therefore subject to a wide range of variability. While we believe our reserves for the 2020 Catastrophes as of December 31, 2020 are adequate, we continue to closely monitor reported claims and will adjust our estimates of gross and net losses as new information becomes available.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Business Overview," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2019 Annual Report on Form 10-K, and under "Risk Factors" and Management's Discussion and Analysis of Financial Condition and Results of Operations-Recent Developments Related to COVID-19" in our most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•current global economic, market and industry conditions, as well as significant volatility, uncertainty and disruption caused by the COVID-19 pandemic, including governmental, legislative, judicial or regulatory actions or developments affecting our businesses;

•our expectations about future results of our underwriting, investing, Markel Ventures and other operations are based on current knowledge and assume no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;
•the effect of cyclical trends on our underwriting, investing, Markel Ventures and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;
•actions by competitors, including the use of technology and innovation to simplify the customer experience, increase efficiencies, redesign products, alter models and effect other potentially disruptive changes in the insurance industry, and the effect of competition on market trends and pricing;
•our efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may increase or create new risks (e.g., insufficient demand, change to risk exposures, distribution channel conflicts, execution risk, increased expenditures);
•the frequency and severity of man-made and natural catastrophes (including earthquakes, wildfires and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of wildfires and weather-related catastrophes, may be exacerbated if, as many forecast, changing conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;
•we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;
•emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;
•reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;
•inaccuracies (whether due to data error, human error or otherwise) in the various modeling techniques and data analytics (e.g., scenarios, predictive and stochastic modeling, and forecasting) we use to analyze and estimate exposures, loss trends and other risks associated with our insurance and insurance-linked securities businesses could cause us to misprice our products or fail to appropriately estimate the risks to which we are exposed;
•changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;
•adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;
•initial estimates for catastrophe losses are often based on limited information, are dependent on broad assumptions about the nature and extent of losses, coverage, liability and reinsurance, and those losses may ultimately differ materially from our expectations;
•changes in the availability, costs, quality and providers of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business or to mitigate the volatility of losses on our results of operations and financial condition;
•the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold, if any, may not be sufficient to cover a reinsurer's obligation to us;
•after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;
•regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;
•general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;
•economic conditions, actual or potential defaults in corporate bonds, municipal bonds, mortgage-backed securities or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity securities and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility and our ability to mitigate our sensitivity to these changing conditions;
•economic conditions may adversely affect our access to capital and credit markets;
•the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;
•the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;
•the impacts that health epidemics and pandemics, including the COVID-19 pandemic, as well as actions of local, state and federal authorities in response thereto, may have on our business operations and claims activity;
•the impact on our businesses in the event of a repeal, in part or in whole, or modification of U.S. health care reform legislation and regulations;
•changes in U.S. tax laws, regulations or interpretations, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate, and adjustments we may make in our operations or tax strategies in response to those changes;
•a failure or security breach of enterprise information technology systems that we use or a failure to comply with data protection or privacy regulations;
•outsourced providers may perform poorly, breach their obligations to us or expose us to enhanced risks;
•our acquisitions may increase our operational and internal control risks for a period of time;
•we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;
•any determination requiring the write-off of a significant portion of our goodwill and intangible assets;
•the failure or inadequacy of any methods we employ to manage our loss exposures;
•the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;
•the manner in which we manage our global operations through a network of business entities could result in inconsistent management, governance and oversight practices and make it difficult for us to implement strategic decisions and coordinate procedures;
•our substantial international operations and investments expose us to increased political, operational and economic risks, including foreign currency exchange rate and credit risk;
•the political, legal, regulatory, financial, tax and general economic impacts, and other impacts we cannot anticipate, related to the United Kingdom's withdrawal from the European Union (Brexit), which could have adverse consequences for our businesses, particularly our London-based international insurance operations;
•our ability to obtain additional capital for our operations on terms favorable to us;
•our compliance, or failure to comply, with covenants and other requirements under our revolving credit facility, senior debt and other indebtedness and our preferred shares;
•our ability to maintain or raise third party capital for existing or new investment vehicles and risks related to our management of third party capital;
•the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws and regulations;
•the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, or conflict with, those applicable to non-U.S. companies and their affiliates;
•regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;
•our dependence on a limited number of brokers for a large portion of our revenues and third-party capital;
•adverse changes in our assigned financial strength, debt or preferred share ratings or outlook could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;

•changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors, some of which are outside our control;
•losses from litigation and regulatory investigations and actions; and
•a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing and commercial construction markets; liability for environmental matters; volatility in the market prices for their products; and volatility in commodity prices and interest and foreign currency exchange rates.

Results from our underwriting, investing, Markel Ventures and other operations have been and will continue to be potentially materially affected by these factors. In addition, with respect to previously reported developments at Markel CATCo and the decision to place both the Markel CATCo Reinsurance Fund Ltd., a Bermuda exempted mutual fund company comprised of multiple segregated accounts, and Markel CATCo Re Ltd. (Markel CATCo Re) into run-off:
•the inquiries by the U.S. Department of Justice, U.S. Securities and Exchange Commission and Bermuda Monetary Authority into loss reserves recorded in late 2017 and early 2018 at Markel CATCo Re (the Markel CATCo Inquiries) may result in adverse findings, reputational damage, the imposition of sanctions, increased costs, litigation and other negative consequences; and
•management time and resources may be diverted to address the Markel CATCo Inquiries, as well as related litigation.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Wednesday, February 3, 2021, beginning at 9:30 a.m. (Eastern Time). Investors, analysts and the general public may listen to the call free over the Internet through Markel Corporation's website, www.markel.com. Any person needing additional information can contact Markel's Investor Relations Department at investorrelations@markel.com. A replay of the call also will be available on our website from approximately one hour after the conclusion of the call until Monday, February 15, 2021.

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About Markel Corporation

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2020	2019	2020	2019
OPERATING REVENUES
Earned premiums	$1,526,894	$1,346,323	$5,612,205	$5,049,793
Net investment income	97,588	112,493	371,830	451,888
Net investment gains	848,875	531,734	617,979	1,601,722
Products revenues	321,734	372,408	1,439,515	1,609,586
Services and other revenues	560,559	218,571	1,693,537	813,202
Total Operating Revenues	3,355,650	2,581,529	9,735,066	9,526,191
OPERATING EXPENSES
Losses and loss adjustment expenses	814,150	773,190	3,466,961	2,891,190
Underwriting, acquisition and insurance expenses	540,278	485,346	2,017,627	1,878,093
Products expenses	281,234	356,277	1,256,159	1,455,245
Services and other expenses	536,387	176,919	1,561,120	675,679
Amortization of intangible assets	39,039	35,975	159,315	148,638
Total Operating Expenses	2,211,088	1,827,707	8,461,182	7,048,845
Operating Income	1,144,562	753,822	1,273,884	2,477,346
Interest expense	(44,381)	(42,665)	(177,582)	(171,687)
Net foreign exchange losses	(87,117)	(59,266)	(95,853)	(2,265)
Loss on early extinguishment of debt	—	(10,881)	—	(17,586)
Income Before Income Taxes	1,013,064	641,010	1,000,449	2,285,808
Income tax expense	(165,635)	(129,497)	(168,682)	(486,346)
Net Income	847,429	511,513	831,767	1,799,462
Net income attributable to noncontrolling interests	(130)	(409)	(15,737)	(8,996)
Net Income to Shareholders	847,299	511,104	816,030	1,790,466
Preferred stock dividends	(18,400)	—	(18,400)	—
Net Income to Common Shareholders	$828,899	$511,104	$797,630	$1,790,466

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on available-for-sale investments, net of taxes:
Net holding gains (losses) arising during the period	$54,672	$(29,988)	$356,159	$299,125
Reclassification adjustments for net gains (losses) included in net income	174	(1,908)	(3,386)	(1,148)
Change in net unrealized gains on available-for-sale investments, net of taxes	54,846	(31,896)	352,773	297,977
Change in foreign currency translation adjustments, net of taxes	38,230	6,360	29,847	382
Change in net actuarial pension loss, net of taxes	(8,420)	2,704	(6,998)	5,042
Total Other Comprehensive Income (Loss)	84,656	(22,832)	375,622	303,401
Comprehensive Income	932,085	488,681	1,207,389	2,102,863
Comprehensive income attributable to noncontrolling interests	(124)	(437)	(15,755)	(8,975)
Comprehensive Income to Shareholders	$931,961	$488,244	$1,191,634	$2,093,888

NET INCOME PER COMMON SHARE
Basic	$59.44	$36.34	$55.67	$129.25
Diluted	$59.33	$36.26	$55.63	$129.07

Markel Corporation and Subsidiaries
Selected Data

	December 31,
(in thousands, except per share data)	2020	2019
Total investments, cash and cash equivalents and restricted cash and cash equivalents	$24,926,592	$22,258,265
Reinsurance recoverables	5,989,337	5,432,712
Goodwill and intangible assets	4,387,342	4,047,022
Total assets	41,710,054	37,473,815
Unpaid losses and loss adjustment expenses	16,222,376	14,728,676
Unearned premiums	4,433,245	4,057,727
Senior long-term debt and other debt	3,484,023	3,534,183
Total shareholders' equity	12,799,789	11,070,867
Book value per common share outstanding	$885.13	$802.59
Common shares outstanding	13,783	13,794

Markel Corporation and Subsidiaries
Supplemental Financial Information
For the Quarters and Years Ended December 31, 2020 and 2019

Components of Consolidated Operating Income
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2020	2019	2020	2019
Insurance segment profit (1)	$165,342	$128,833	$169,001	$309,778
Reinsurance segment loss (1)	(31,385)	(45,696)	(75,470)	(39,999)
Investing segment profit (2)	946,460	644,103	989,564	2,052,874
Markel Ventures segment profit (3)	53,312	21,361	254,078	168,417
Other operations (4)	10,833	5,221	(63,289)	(13,724)
Consolidated Operating Income	$1,144,562	$753,822	$1,273,884	$2,477,346
(1)     Segment profit (loss) for each of the Company's underwriting segments includes underwriting profit (loss), as well as other revenues and expenses attributable to our underwriting operations that are not captured in underwriting profit (loss). The Reinsurance segment loss for the quarter and year ended December 31, 2020 included a disposal loss of $41.5 million attributable to the planned disposition of the Company's reinsurance operations in Latin America, which is not included in the segment's underwriting profit (loss).
(2)     Net investment income and net investment gains, if any, attributable to Markel Ventures are included in segment profit for Markel Ventures. All other net investment income and net investment gains are included in Investing segment profit.
(3)    Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures.
(4)    Other operations includes the results attributable to the Company's operations that are not included in a reportable segment as well as any amortization of intangible assets that is not allocated to a reportable segment. Amortization of intangible assets attributable to the Company's underwriting segments was $41.9 million and $39.7 million for the years ended December 31, 2020 and 2019, respectively; however, the Company does not allocate amortization of intangible assets between the Insurance and Reinsurance segments.

Gross Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2020	2019	2020	2019
Insurance	$1,546,875	$1,340,694	$6,029,024	$5,320,253
Reinsurance	172,395	151,008	1,130,923	1,114,153
Other underwriting	3	(91)	58	(79)
Total Underwriting	1,719,273	1,491,611	7,160,005	6,434,327
Program services and other	578,643	521,679	2,106,660	2,345,644
Total	$2,297,916	$2,013,290	$9,266,665	$8,779,971

Net Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2020	2019	2020	2019
Insurance	$1,293,895	$1,138,255	$4,977,662	$4,444,702
Reinsurance	139,550	119,998	960,123	964,947
Other underwriting	(221)	482	(170)	581
Total Underwriting	1,433,224	1,258,735	5,937,615	5,410,230
Program services and other	(1,135)	221	(5,377)	1,841
Total	$1,432,089	$1,258,956	$5,932,238	$5,412,071

Net Earned Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2020	2019	2020	2019
Insurance	$1,287,688	$1,120,208	$4,688,448	$4,144,073
Reinsurance	240,464	225,205	929,348	903,587
Other underwriting	(221)	482	(170)	581
Total Underwriting	1,527,931	1,345,895	5,617,626	5,048,241
Program services and other	(1,037)	428	(5,421)	1,552
Total	$1,526,894	$1,346,323	$5,612,205	$5,049,793

Combined Ratios
	Quarters Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Insurance	87%	89%	96%	93%
Reinsurance	96%	120%	104%	104%
Consolidated	89%	93%	98%	94%

Products, Services and Other Revenues
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2020	2019	2020	2019
Products revenues:
Markel Ventures	$321,734	$372,408	$1,439,515	$1,609,586
Services and other revenues:
Markel Ventures	$459,730	$114,045	$1,355,199	$444,698
Insurance-linked securities	66,042	67,034	212,307	225,604
Program services	29,610	29,418	104,171	108,813
Life and annuity	162	362	1,233	1,507
Other	5,015	7,712	20,627	32,580
Total services and other revenues	$560,559	$218,571	$1,693,537	$813,202

Products, Services and Other Expenses
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2020	2019	2020	2019
Products expenses:
Markel Ventures	$281,234	$356,277	$1,256,159	$1,455,245
Services and other expenses:
Markel Ventures	$433,648	$98,640	$1,232,150	$389,385
Insurance-linked securities	47,659	58,406	231,473	217,412
Program services	4,354	5,256	20,427	19,556
Life and annuity	5,100	6,778	17,713	21,062
Underwriting (1)	41,461	—	41,461	—
Other	4,165	7,839	17,896	28,264
Total services and other expenses	$536,387	$176,919	$1,561,120	$675,679
(1)     Other expenses attributable to the Company's underwriting operations for the quarter and year ended December 31, 2020 represents a disposal loss attributable to the planned disposition of the Company's reinsurance operations in Latin America, which was not included in the Reinsurance segment's underwriting profit (loss).

Net Income per Common Share

The following table presents net income per common share and diluted net income per common share.

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2020	2019	2020	2019
Net income to common shareholders	$828,899	$511,104	$797,630	$1,790,466
Adjustment of redeemable noncontrolling interests	(8,024)	(8,359)	(28,705)	1,105
Adjusted net income to common shareholders	$820,875	$502,745	$768,925	$1,791,571

Basic common shares outstanding	13,811	13,835	13,811	13,861
Dilutive potential common shares from restricted stock units and restricted stock (1)	24	29	12	20
Diluted common shares outstanding	13,835	13,864	13,823	13,881
Basic net income per common share	$59.44	$36.34	$55.67	$129.25
Diluted net income per common share	$59.33	$36.26	$55.63	$129.07
(1)The Company has an equity incentive compensation plan that provides for grants and awards of restricted stock units to employees as a performance, retention or hiring incentive. The plan also provides for awards of restricted stock to non-employee directors. At December 31, 2020, there were 179,565 shares available for future awards under the Company's equity incentive compensation plan.

Non-GAAP Financial Measures

Underwriting

In addition to the U.S. GAAP combined ratio, loss ratio and expense ratio, we also evaluate our underwriting performance using measures that exclude the impacts of certain items on these ratios. We believe these adjusted measures, which are non-GAAP measures, provide financial statement users with a better understanding of the significant factors that comprise our underwriting results and how management evaluates underwriting performance.

When analyzing our combined ratio, we exclude underwriting losses attributed to natural catastrophes and certain significant, infrequent loss events, for example, the COVID-19 pandemic in 2020. Due to the unique characteristics of a catastrophe loss, there is inherent variability as to the timing or loss amount, which cannot be predicted in advance. The same is true for the COVID-19 pandemic, as there are no events in recent history with characteristics similar to COVID-19. We believe measures that exclude the effects of catastrophe events, and COVID-19, are meaningful to understand the underlying trends and variability in our underwriting results that may be obscured by these items.

When analyzing our loss ratio, we evaluate losses and loss adjustment expenses attributable to the current accident year separate from losses and loss adjustment expenses attributable to prior accident years. Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in our estimates of losses and loss adjustment expenses related to loss events that occurred in prior years. We believe a discussion of current accident year loss ratios, which exclude prior accident year reserve development, is helpful since it provides more insight into estimates of current underwriting performance and excludes changes in estimates related to prior year loss reserves. We also analyze our loss ratios excluding losses and loss adjustment expenses attributable to catastrophes, and in 2020, the COVID-19 pandemic, for the reasons previously discussed. The current accident year loss ratio excluding the impact of catastrophes and significant, infrequent loss events is also commonly referred to as an attritional loss ratio within the property and casualty insurance industry.

The following tables reconcile the combined ratio to the combined ratio excluding the impact of COVID-19 and catastrophes, by underwriting segment.

	Quarters Ended December 31,
	2020			2019
	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Combined ratio	87.2%	95.8%	88.7%	88.5%	120.3%	93.5%
COVID-19 impact	0.7%	1.9%	0.9%	—%	—%	—%
Catastrophe impact	(4.5)%	(4.3)%	(4.5)%	0.5%	(28.5)%	(4.4)%
Combined ratio, excluding COVID-19 and catastrophes	83.4%	93.4%	85.1%	89.0%	91.8%	89.1%

	Years Ended December 31,
	2020			2019
	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Combined ratio	96.4%	103.7%	97.7%	92.5%	104.4%	94.4%
COVID-19 impact	(6.4)%	(6.6)%	(6.4)%	—%	—%	—%
Catastrophe impact	(2.7)%	(4.8)%	(3.0)%	(0.2)%	(10.3)%	(2.0)%
Combined ratio, excluding COVID-19 and catastrophes	87.3%	92.3%	88.3%	92.3%	94.1%	92.4%

The following tables reconcile the loss ratio to the current accident year loss ratio excluding the impact of COVID-19 and catastrophes, by underwriting segment.

	Quarters Ended December 31,
	2020			2019
	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Loss ratio	52.0%	59.6%	53.3%	51.8%	86.4%	57.4%
Impact of favorable development on prior accident years' loss reserves	11.6%	9.4%	11.2%	13.6%	19.6%	14.7%
Current accident year loss ratio	63.6%	69.0%	64.5%	65.4%	106.0%	72.1%
COVID-19 impact	0.7%	1.9%	0.9%	—%	—%	—%
Catastrophe impact	(4.5)%	(4.6)%	(4.5)%	0.5%	(29.3)%	(4.6)%
Current accident year loss ratio, excluding COVID-19 and catastrophes	59.8%	66.3%	60.9%	65.9%	76.7%	67.5%

	Years Ended December 31,
	2020			2019
	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Loss ratio	60.1%	69.8%	61.8%	54.7%	69.8%	57.3%
Impact of favorable development on prior accident years' loss reserves	11.8%	5.6%	10.8%	11.2%	7.2%	10.6%
Current accident year loss ratio	71.9%	75.4%	72.6%	65.9%	77.0%	67.9%
COVID-19 impact	(6.4)%	(6.7)%	(6.4)%	—%	—%	—%
Catastrophe impact	(2.7)%	(4.9)%	(3.0)%	(0.2)%	(10.7)%	(2.1)%
Current accident year loss ratio, excluding COVID-19 and catastrophes	62.8%	63.8%	63.2%	65.7%	66.3%	65.8%

Investing

We evaluate our investment performance by analyzing taxable equivalent total investment return, which is a non-GAAP financial measure. Taxable equivalent total investment return includes items that impact net income, such as coupon interest on fixed maturity securities, changes in fair value of equity securities, dividends on equity securities and realized investment gains or losses on available-for-sale securities, as well as changes in unrealized gains or losses on available-for-sale securities, which do not impact net income. Certain items that are included in net investment income have been excluded from the calculation of taxable equivalent total investment return, such as amortization and accretion of premiums and discounts on our fixed maturity portfolio, to provide a comparable basis for measuring our investment return against industry investment returns. The calculation of taxable equivalent total investment return also includes the current tax benefit associated with income on certain investments that is either taxed at a lower rate than the statutory income tax rate or is not fully included in U.S. taxable income. We believe the taxable equivalent total investment return is a better reflection of the economics of our decision to invest in certain asset classes. We focus on our long-term investment return, understanding that the level of investment gains or losses may vary from one period to the next.

The following table reconciles investment yield to taxable equivalent total investment return.

	Years Ended December 31,
	2020	2019
Investment yield (1)	2.4%	3.0%
Adjustment of investment yield from amortized cost to fair value	(0.5)%	(0.7)%
Net amortization of net premium on fixed maturity securities	0.4%	0.4%
Net investment gains and change in net unrealized investment gains on available-for-sale securities	5.8%	10.3%
Taxable equivalent effect for interest and dividends (2)	0.1%	0.2%
Other (3)	1.2%	1.4%
Taxable equivalent total investment return	9.4%	14.6%
(1)Investment yield reflects net investment income as a percentage of monthly average invested assets at amortized cost.
(2)Adjustment to tax-exempt interest and dividend income to reflect a taxable equivalent basis.
(3)Adjustment to reflect the impact of time-weighting the inputs to the calculation of taxable equivalent total investment return.

Markel Ventures

Markel Ventures EBITDA is a non-GAAP financial measure. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including operating revenues, operating income and net income to shareholders, to monitor and evaluate the performance of our Markel Ventures segment. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation or amortization resulting from purchase accounting.

The following table reconciles Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2020	2019	2020	2019
Markel Ventures operating income	$53,312	$21,361	$254,078	$168,417
Depreciation expense	16,813	13,153	60,284	53,554
Amortization of intangible assets	13,273	10,299	52,572	41,973
Markel Ventures EBITDA	$83,398	$44,813	$366,934	$263,944